FOR IMMEDIATE RELEASE
Integer Holdings Corporation Announces Conversion Period
for 2.125% Convertible Senior Notes due 2028 and Upsize of Revolving Credit Facility
PLANO, TX – July 1, 2024 - Integer Holdings Corporation (NYSE: ITGR) (“Integer” or the “Company”), a leading medical device contract development and manufacturing organization, today notified holders of its 2.125% Convertible Senior Notes due 2028 (the “Notes”) that the Notes are convertible, at the option of the holders (the “Conversion Option”) beginning on July 1, 2024, and ending at the close of business on September 30, 2024. The Notes are convertible into cash, up to the principal amount of the Notes, and in cash, shares of the Company’s common stock or a combination thereof, at the Company’s election, in respect of the remainder, if any, of the Company’s conversion obligation in excess of the aggregate principal amount of the Notes being converted. Any determination regarding the convertibility of the Notes during future periods will be made in accordance with the terms of the Indenture governing the Notes.
The Notes became convertible because the last reported sale price of shares of the Company’s common stock, for at least 20 trading days during the period of 30 consecutive trading days ending on, and including, the last trading day of the calendar quarter ended June 30, 2024, was greater than 130% of the conversion price in effect on each applicable trading day.
The Notes are convertible at a conversion rate of 11.4681 shares of common stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $87.20 per share of common stock.
The Company has issued a notice to holders with respect to the Conversion Option specifying the applicable terms, conditions and procedures. The notice is available through The Depository Trust Company or by requesting a copy from Wilmington Trust, National Association, which is serving as the conversion agent, at:
Wilmington Trust, National Association
1310 Silas Deane Highway
Wethersfield, CT 06109
Attn: Integer Holdings Corporation Notes Administrator
None of the Company, its Board of Directors or its employees has made or is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Conversion Option.
This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
Amended Credit Agreement
The Company also entered into an amendment to its existing credit agreement to increase the maximum borrowing capacity of the Company under its revolving credit facility by $300 million, from $500 million to $800 million.
“Given the strength of our balance sheet, we continue to enhance our sources of liquidity to provide flexibility in achieving our long-term strategic objectives, while remaining committed to our 2.5 to 3.5 debt leverage target,” said Diron Smith, Chief Financial Officer of Integer. "We appreciate the confidence expressed by our lenders through their ongoing commitment and support.”

About Integer®
Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device contract development and manufacturing organizations (CDMO) in the world, serving the cardiac rhythm management, neuromodulation, and cardio and vascular markets. As a strategic partner of choice to medical device companies and OEMs, the Company is committed to enhancing the lives of patients worldwide by providing innovative, high-quality products and solutions. The Company's brands include Greatbatch Medical®, Lake Region Medical® and Electrochem®. Additional information is available at www.integer.net.

Investor Relations:	Media Relations:
Andrew Senn	Kelly Butler
andrew.senn@integer.net	kelly.butler@integer.net
763.951.8312	469.731.6617